Exhibit 5.1

Darren K. DeStefano

+1 703 456 8034

ddestefano@cooley.com

April 3, 2017

Cara Therapeutics, Inc.

4 Stamford Plaza

107 Elm Street

Stamford, CT 06902

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Cara Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 5,117,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including up to 667,500 shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to the Registration Statement on Form S-3 (File No. 333-216657), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 13, 2017, which was declared effective by the Commission on March 24, 2017 (the “Registration Statement”), and the related prospectus, dated March 24, 2017 (the “Base Prospectus”), the preliminary prospectus supplement, dated March 29, 2017 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement, dated March 30, 2017 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act. All of the Shares are to be sold by the Company as described in the Prospectus. We are acting as counsel to the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

Cara Therapeutics, Inc.

April 3, 2017

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours, COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM